Exhibit 99.2

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

Ceva, Inc.

First Quarter 2025 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

May 7, 2025

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s first quarter 2025 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions.

Forward-looking statements include statements regarding our strategy and growth opportunities, market positioning, trends and dynamics, including with respect to significantly expanding market share in wireless communication IP and to momentum in diversifying our royalty customer base, expectations regarding demand for and benefits of our technologies and revenues, expectations regarding technology innovations, including timeline to revenue generation, our sales pipeline and backlog, and our financial goals and guidance regarding future performance. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today. In the quarter we delivered solid progress in our licensing business, reinforcing our long-term growth strategy and expanding our customer engagements across all of our targeted uses cases, connect, sense and infer - enabling Edge AI. Royalty revenue fell short of expectations due to a combination of soft low-cost smartphone shipments and an industrial customer who had a slower product ramp-up than in the prior year. However, by implementing cost control measures, we mitigated some of the revenue impact and achieved profitability close to non-GAAP EPS consensus. Importantly, our design wins this quarter not only strengthen our long-standing partnerships with key connectivity customers, but also expanded our footprint with new customers embracing our sensing and edge AI IPs, laying a strong foundation for future growth.

Total revenue for the quarter came in at $24.2 million, up 10% year-over-year. Licensing revenue was $15 million, with 11 deals concluded in the quarter, including a number of notable strategic deals, which I will elaborate on now, in the context of the three use cases that underpin our business.

Connectivity serves as the foundational pillar of Edge AI, enabling seamless communication between devices and data centers. For this use case, we have solidified our market leadership position by securing several strategic agreements with multiple key Bluetooth and Wi-Fi customers, reinforcing our position in their long-term roadmaps. One of our current highest volume customers, who has a well-established global customer base and who is already shipping in volume single and multi-protocol combo chips based on Ceva Bluetooth and Wi-Fi 6 IPs, has selected our Wi-Fi 7 IP for its next generation products, demonstrating their trust and long-term partnership with us. In addition to this customer, we also signed a new long-term Wi-Fi 6 deal with another high-volume customer, a Bluetooth 6 / Wi-Fi 6 combo deal with a top 10 MCU vendor, and next generation Bluetooth deals with two of our leading audio customers, as they continue to expand their connectivity offerings based on Ceva’s market-leading technology.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

The second pillar enabling Edge AI is the sensing use case, which includes inputs and outputs that help devices better understand their surroundings and deliver enhanced user experiences, such as improved audio performance. For this use case, we secured multiple deals, most notably an agreement for our RealSpace spatial audio software, which will be integrated into professional headsets and other audio devices from a leading PC OEM. This marks a significant milestone, as it validates the quality and robustness of our spatial audio software solution.

After sensing data about the environment, inferencing such data enables devices to better interpret their environment and proactively suggest appropriate courses of action. For this use case, we signed an important deal for our high performance NeuPro-M Edge AI NPU with Nextchip, a Korean automotive semiconductor, for their next generation ADAS solutions. Let me explain a bit more about this use case and why we were selected. The overall performance and safety of ADAS systems continues to rapidly advance, thanks to cutting-edge advancements in AI, such as vision transformers. Vision transformers are a way for AI to analyze an image holistically, as opposed to traditional convolutional neural networks that analyze images pixel by pixel. This brings significant benefits and superior performance for ADAS vision systems, including object recognition, segmentation and Free Space detection in complex scenes. The NeuPro-M's support for vision transformers, coupled with its ability to process multiple video streams and AI models in parallel make it ideal for next-generation ADAS systems. We’re currently engaged in multiple discussions related to AI inferencing using our NeuPro NPU family, including several automotive players for their next generation platforms that require processor upgrades to support these latest AI advancements and techniques.

In royalties, while overall revenues declined for the reasons previously mentioned, shipment volume remained strong, and we remain very positive about the long-term potential of our royalty business. Also, we have several notable achievements that highlight other royalty drivers for the business.

In this regard, I am pleased to share that we received the first royalty report from a leading U.S. OEM using our technology in their in-house 5G modem. As I discussed on our last earnings call, we anticipate this customer will significantly expand our market share in wireless communication IP and generate a meaningful, long-term royalty stream in the years to come.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

Additionally, our Wi-Fi royalties grew 183% year-over-year, from a 12% increase in unit shipments. This growth was driven by a favorable product mix shift towards Wi-Fi 6, which commands a higher royalty ASP compared to previous generations. This is a strong indicator that our Wi-Fi 6 customers are continuing to gain traction, particularly in the consumer and industrial IoT markets.

All in all, our first quarter licensing performance and continued momentum in diversifying our royalty customer base reinforce the success of our transformation into a highly diversified IP powerhouse. We serve a broad range of end markets with a portfolio of high-value products and solutions that enable any smart edge device to connect, sense and infer data. As a reminder, success in the IP licensing business is measured over a horizon of several years. The innovations and technologies our engineers are designing today will reach commercial products and begin to generate royalties within 3-5 years. This long-cycle view underpins how we think and manage our business and shape our strategy focused on accumulated and sustained value creation over time.

Our priorities remain clear - continue innovating for our customers, deepen our technology leadership, and building a strong future royalty stream while managing expenses with discipline. I am confident in our ability to navigate the short-term volatility while focusing on our mission to be the IP partner of choice for companies building smart edge devices that connect, sense and infer data.

Now I will turn the call over to Yaniv for the financials.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the first quarter of 2025.

-	Revenue for the first quarter increased 10% to $24.2 million, as compared to $22.1 million for the same quarter last year. The revenue breakdown is as follows:

-	Licensing and related revenue increased 32% to $15.0 million, reflecting 62% of total revenues, as compared to $11.4 million for the first quarter of 2024.

-	Royalty revenue decreased 14% to $9.2 million, reflecting 38% of total revenues, down from $10.7 million for the same quarter last year.

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Quarterly gross margins came in 1% lower than forecasted and guided. 86% on a GAAP basis and 87% on a non-GAAP basis. As you recall, we discussed the allocation of design activities for a strategic customer in the satellite modem space, so some R&D costs for these efforts are presented in COGS and not in the R&D expense line.

-	Total GAAP operating expenses for the first quarter was at the low-end of our guidance range at $25.1 million.

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Total non-GAAP operating expenses for the first quarter, excluding equity-based compensation expenses, amortization of intangibles and deal costs, were $20.7 million, below the low-end of our guidance and similar to last year’s level.

-	GAAP operating loss for the first quarter was $4.4 million, down from a GAAP operating loss of $5.0 million in the same quarter a year ago.

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Non-GAAP operating margins and income were 1% of revenue and $0.3 million, compared to operating loss margin of 4% and operating loss of $0.8 million recorded in the first quarter of 2024, respectively. Expense monitoring contributed to partially overcome lower than expected total revenues.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

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Financial income, net was $2.1 million, compared to $1.3 million income for the first quarter of 2024, significantly higher than our estimates and prior year. This was due to a significant increase in value of the Euro versus the U.S. Dollar in the first quarter of over 7%, impacting the value of our Euro dominated assets, especially French tax receivables.

-	GAAP and non-GAAP taxes were approximately $1.0 million, slightly lower than our guidance and affected by the geographies of the revenue recognized from deals and royalty revenues.

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GAAP net loss for the first of 2025 quarter was $3.3 million and diluted loss per share was 14 cents, as compared to net loss of $5.4 million and diluted loss per share of 23 cents for the first quarter of 2024.

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Non-GAAP net income and diluted income per share for the first quarter of 2025 were $1.4 million and 6 cents, respectively, as compared to net loss of $1.3 million and diluted loss per share of 5 cents reported for the same period last year.

With respect to other related data

Shipped units by Ceva licensees during the first quarter of 2025 were 420 million units, up 13% from the first quarter 2024 reported shipments.

Of the 420 million units reported, 49 million units, or 12%, were for mobile handset modems.

●	337 million units were for consumer IoT markets, up 19% from 284 million units in the first quarter of 2024.

●	34 million units were for Industrial IoT markets, up 26% from 27 million in the first quarter of 2024.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

●	Bluetooth shipments were 233 million units in the quarter, up 15% from 202 million in the first quarter of 2024.

●	Cellular IoT shipments were 48 million units, up 31% year-over-year.

●

Wi-Fi shipments were 35 million units, up 12% from 31 million units a year ago. Wi-Fi royalties however were up 183% year-over-year due to a strong contribution from Wi-Fi 6 chip shipments, which carry a higher ASP than older Wi-Fi 4 and 5 standards.

Overall, royalties were below our expectations primarily due to slower smartphone chip shipments for the low-cost smartphone markets and an industrial customer who had a slower product ramp-up than in the prior year.

As for the balance sheet items

-	As of March 31, 2025, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $158 million.

-	Our DSO for the first quarter of 2025 was 54 days, similar to our prior quarters.

-	During the first quarter, we used $7 million cash from operating activities, on-going depreciation and amortization was $0.9 million, and purchase of fixed assets was $0.3 million.

-	At the end of the first quarter, our headcount was 435 people, of whom 354 were engineers.

Now for the guidance

As we discussed in the prepared remarks, our licensing business continues to perform well, with robust interest in our edge AI portfolio and continued expansion of our wireless leadership. In royalties, we highlighted a U.S. smartphone OEM that reported its first 5G modem royalties to us in the quarter and the ASP uplift in Wi-Fi 6 as our customers' volume shipments increase.

As for the global macro environment and tariffs, while we don’t see any direct impact from tariffs, the indirect impact on consumer demand, among other factors, has increased the uncertainty about the year. Given these evolving dynamics, as well as our lower than anticipated revenues for the first quarter, we are adopting a more cautious outlook for the rest of the year, lowering the 2025 revenue guidance from around a high-single digits range to a low-single digits range for growth over 2024 annual revenues.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

On the expense side, we are lowering our overall expense levels (COGS and OPEX) from a range of 2%-6% over 2024 to in-line with 2024, or $96 million to $100 million, with non-GAAP OPEX slightly lower than 2024.

Based on these changes, we anticipate a double-digit percentage increase of non-GAAP operating income, non-GAAP operating margins, non-GAAP net income, and fully diluted non-GAAP EPS relative to 2024, but at a lower percentage than our earlier guidance.

Specifically for the second quarter of 2025

On royalties, we expect sequential growth, due to seasonality and expansion of a Ceva powered 5G smartphone modem in the second quarter and beyond. Total revenue is forecasted to be $23.7 million to $27.7 million.

-          Gross margin is expected to be similar to the first quarter we just reported. We forecast approximately 86% on a GAAP basis and 87% on a non-GAAP basis, excluding an aggregate of $0.1 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

-        GAAP OPEX for the second quarter of 2025 is expected to be in the range of $25.1 million to $26.1 million. Of our anticipated total operating expenses for the first quarter, $4.5 million is expected to be attributable to equity-based compensation expenses, $0.2 million for amortization of acquired intangibles and $0.1 million of costs associated with business acquisitions. Non-GAAP OPEX is expected to be similar to the first quarter level and in the range of $20.3 million – $21.3 million, also lower than the second quarter of 2024 OPEX level.

-         Net interest income is expected to be approximately $1.3 million.

-         Taxes for the second quarter are expected to be approximately $1.2 million.

-         Share count for the second quarter of 2025 is expected to be 25.6 million shares.

Ceva, Inc. Q1 2025 Financial Results Conference Call - Prepared Remarks :: May 7, 2025

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you, Amir. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website. With regards to upcoming events, we will be participating in the following conferences:

-	J.P. Morgan 53rd Annual Global Technology, Media and Communications Conference, May 13-14, in Boston

-	Oppenheimer 26th Annual Israeli Conference, May 18, in Tel Aviv

-	Stifel Boston Cross Sector 1x1 Conference, June 3-4, in Boston

-	Rosenblatt 5th Annual Technology Summit – The Age of AI, June 10, being held virtually

-	15th Annual ROTH London Conference, June 24-25 in London

-	Northland Growth Conference 2025, June 25, being held virtually

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye